CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Nevada Copper Corp. (the “Company”) on Form 20-F of our audit report dated September 20, 2007 except as to Note 11 which is as of March 14, 2008 on the consolidated financial statements of the Company for the year ended June 30, 2007, which audit report is included in the Form 20-F.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, British Columbia

June 24, 2008